Exhibit 99.1

Main Street Receives Third SBIC License

HOUSTON, Aug. 8, 2016 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce that it has received a license from the U.S. Small Business Administration ("SBA") to operate a third Small Business Investment Company ("SBIC"). The third SBIC license provides Main Street with up to $125 million of additional attractive, long-term, fixed interest rate debt capital through the issuance of SBA-guaranteed debentures. The maximum amount of SBA-guaranteed debentures that affiliated SBIC funds can have outstanding was increased from $225 million to $350 million as a result of the 2016 omnibus spending bill approved by Congress and signed into law by the President in December 2015.

"We are very pleased to have received approval for our third SBIC license, and we would like to thank everyone at the SBA who diligently worked on our application and supported our approval," said Vincent D. Foster, Chief Executive Officer of Main Street. "The third SBIC license is a significant achievement for Main Street and will contribute meaningfully to our long term growth and capital plans. In addition, the SBIC program, and the related SBIC debenture financing, aligns very well with our primary investment strategy of focusing on providing long-term debt and equity capital solutions to lower middle market companies."

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street's control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard – Lascar Associates
Ken Dennard | ken@dennardlascar.com
Mark Roberson | mroberson@dennardlascar.com
713-529-6600